Exhibit 23.1
The accompanying consolidated financial statements give effect to a 1-for-10.435 reverse stock split of the common stock of Primo Water Corporation which will take place immediately prior to the effectiveness of the registration statement. The following consent is in the form which will be furnished by McGladrey & Pullen, LLP, an independent registered public accounting firm, upon completion of the 1-for-10.435 reverse split of the common stock of Primo Water Corporation described in Note 15 to the consolidated financial statements and assuming that from March 12, 2010 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.
/s/ MCGLADREY & PULLEN, LLP
Raleigh, North Carolina
October 18, 2010
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of Primo Water Corporation of our report dated March 12, 2010, except for Note 15 as to which the date is                     , 2010, relating to our audit of the consolidated financial statements appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to our firm under the headings “Experts” and “Change In Independent Registered Accounting Firm” in this Prospectus.
Raleigh, North Carolina
                     , 2010